SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant / /
Filed by a party other than the registrant / /

Check the appropriate box:

/X/   Preliminary Proxy Statement            / /  Confidential, For Use of the
/ /   Definitive Proxy Statement                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
/ /   Definitive Additional Materials
/ /   Soliciting material pursuant to
      Rule 14a-11(c) or Rule 14a-12

                            Delphi International Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
Common Shares, par value $0.01 per share
--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:
4,079,014 shares
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$3.00 per share
--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
$12,237,042
--------------------------------------------------------------------------------
(5) Total fee paid:
$2,447.40
--------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3) Filing Party:

--------------------------------------------------------------------------------
(4) Date Filed:

--------------------------------------------------------------------------------

                            Delphi International Ltd.
                                  Chevron House
                                11 Church Street
                             Hamilton, Bermuda HM11


                                                               December 18, 2001

Dear Shareholder:

     You are cordially invited to attend a special general meeting of shareholders of Delphi International Ltd. ("DI") on January 8, 2002 at Conyers Dill & Pearman, Pembroke Room, 2nd Floor, Richmond House, 12 Par-la-Ville Road, Hamilton, HM 08, Bermuda, commencing at 9:30 a.m. We look forward to greeting those of you who are able to attend.

     At this meeting you will be asked to consider and vote upon the following:

     1. Ratification of the Commutation, Prepayment and Redemption Agreement entered into by DI and Oracle Reinsurance Company Ltd. ("Oracle Reinsurance") on September 14, 2001.

     2.   Resolutions to effect the liquidation of DI.

     3. Proposals to be considered by DI, as the holder of all outstanding voting common shares of Oracle Reinsurance and O.R. Investments Ltd. ("O.R. Investments") to effect the liquidation of Oracle Reinsurance and O.R. Investments.

     The board of directors of DI believes that each of these proposals is in the best interests of DI and its shareholders and urges you to vote in favor of each of these proposals. The attached materials consist of a notice of special general meeting of shareholders and a proxy statement describing the proposals. You are urged to read these materials carefully.

     The board of directors of DI has fixed the close of business on December 14, 2001 as the record date for the meeting. Only shareholders of record on that date are entitled to notice of, and to vote at, the meeting or any adjournments or postponements of the meeting.

     Your vote is important. Whether or not you plan to attend the special general meeting in person and regardless of the number of shares you own, we urge you to promptly complete, sign, date and return the enclosed proxy card in the envelope provided. You may attend the special general meeting and vote in person even if you have previously returned your card. We look forward to meeting with you.

                                      Sincerely,


                                      Colin O'Connor
                                      President and Chief Executive Officer

                            DELPHI INTERNATIONAL LTD.
                NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, JANUARY 8, 2002


     Notice is hereby given that a special general meeting of shareholders of Delphi International Ltd. ("DI") will be held at Conyers Dill & Pearman, Pembroke Room, 2nd Floor, Richmond House, 12 Par-la-Ville Road, Hamilton, HM 08, Bermuda on January 8, 2002 commencing at 9:30 a.m. for the following purposes:

     1. To ratify the Commutation, Prepayment and Redemption Agreement entered into by DI and Oracle Reinsurance Company Ltd. ("Oracle Reinsurance") on September 14, 2001.

     2.   To adopt resolutions to effect the liquidation of DI.

     3. In accordance with DI's bye-laws, (1) to vote on a proposal to be considered by DI, as the holder of all the outstanding voting common shares of Oracle Reinsurance, to adopt resolutions to effect the liquidation of Oracle Reinsurance and (2) to vote on a proposal to be considered by DI, as the indirect holder of all the outstanding voting common shares of O.R. Investments Ltd. ("O.R. Investments"), to adopt resolutions to effect the liquidation of O.R. Investments.

     If you do not expect to be present at the meeting, please sign, date and fill in the enclosed form of proxy and return it by mail in the enclosed addressed envelope. All instruments appointing proxies to be used at the meeting must be deposited at the offices of DI's transfer agent, First Union National Bank, Attn: Proxy Department, Shareholder Services Group, 1525 West W.T. Harris Blvd. --3C3, Charlotte, NC 28288-1153, U.S.A. or with the Secretary of DI at DI's offices at 11 Church Street, Hamilton, Bermuda HM11, not later than 5:00 p.m. Bermuda time on January 4, 2002. Shares represented by instruments appointing proxies that are not deposited will not be voted at the meeting.

                                 By Order of the Board of Directors


                                 Malcolm S. Mitchell
                                 Secretary

Hamilton, Bermuda
December 18, 2001

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET 1

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS.....................................4

GENERAL INFORMATION...........................................................8

RISK FACTORS RELATING TO THE TRANSACTIONS.....................................9

THE TRANSACTIONS ............................................................11

PROPOSAL 1:  RATIFICATION OF THE COMMUTATION, PREPAYMENT AND
   REDEMPTION AGREEMENT......................................................22

PROPOSAL 2:  LIQUIDATION OF DI...............................................23

PROPOSAL 3:  LIQUIDATION OF THE SUBSIDIARIES.................................23

OTHER MATTERS ...............................................................23

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF..............................24

INDEPENDENT PUBLIC ACCOUNTANTS...............................................25

A WARNING ABOUT FORWARD-LOOKING INFORMATION..................................25

WHERE YOU CAN FIND MORE INFORMATION..........................................26

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................26

Annex A:      Form of Commutation, Prepayment and Redemption Agreement......A-1
Annex B:      Approval of Resolutions to Effect the Liquidation of
              Delphi International Ltd......................................B-1
Annex C:      Approval of Actions to Liquidate Subsidiaries.................C-1

                               SUMMARY TERM SHEET

Date, Time and Place of the Meeting     A special general meeting of Delphi
                                        International Ltd. ("DI") will be held
                                        on January 8, 2002 at 9:30 a.m., local
                                        time, at Conyers Dill & Pearman,
                                        Pembroke Room, 2nd Floor, Richmond
                                        House, 12 Par-la-Ville Road, Hamilton,
                                        HM 08, Bermuda.

Purpose of the Special Meeting          At the meeting, you will be asked:

                                        1. To ratify the Commutation, Prepayment and Redemption Agreement entered into by DI and Oracle Reinsurance Company Ltd. ("Oracle Reinsurance") on September 14, 2001 (the "Commutation Agreement").

                                        2. To adopt resolutions to effect the
                                        liquidation of DI.

                                        3. In accordance with DI's bye-laws, (1) to vote on a proposal to be considered by DI, as the holder of all the outstanding voting common shares of Oracle Reinsurance, to adopt resolutions to effect the liquidation of Oracle Reinsurance and (2) to vote on a proposal to be considered by DI, as the indirect holder of all the outstanding voting common shares of O.R. Investments Ltd. ("O.R. Investments"), to adopt resolutions to effect the liquidation of O.R. Investments.

The Transactions                        On September 14, 2001, we announced that
                                        we had reached an agreement with our
                                        principal reinsureds, creditors and
                                        preferred securityholders providing for
                                        the settlement of substantially all of
                                        our reinsurance obligations, as well as
                                        our obligations under our subordinated
                                        notes and preference shares. Upon
                                        consummation of the reinsurance
                                        commutations in October 2001, our
                                        subsidiary, Oracle Reinsurance,
                                        transferred $84.0 million, net of $11.5
                                        million which had been held by the
                                        reinsureds, to the reinsureds in
                                        settlement of its obligations under the
                                        agreements. Oracle Reinsurance
                                        liquidated a substantial majority of its investments in October 2001 to fund this payment. In furtherance of this agreement, Oracle Reinsurance will cease operations and commute all of its remaining reinsurance agreements currently in effect. Upon settlement of our remaining liabilities, we and our subsidiaries intend, subject to receipt of the approvals sought at this special general meeting, to commence winding up and liquidation proceedings. Under the terms of the agreement reached by us, our common shareholders are to receive a liquidating distribution in the amount of $3.00 per share. Subject to the receipt of shareholder approvals sought at this special general meeting, we believe that the liquidation process will be substantially completed in the first quarter of 2002.

Record Date and Quorum                  Our board of directors has fixed the
                                        close of business on December 14, 2001
                                        as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements of that meeting. At the close of business on the record date, there were 4,079,014 of our common shares outstanding. Each holder of record of our common shares at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders, except that, pursuant to our bye-laws, the voting rights of shares owned by certain persons which constitute more than 9.5% of DI's issued and outstanding common shares shall be limited, in the aggregate, to a voting power of 9.5%. See "Voting Securities and Principal Holders Thereof."

                                        The holders of 33 1/3% of the
                                        outstanding common shares entitled to
                                        vote at the meeting must be present in
                                        person or represented by proxy to
                                        constitute a quorum for the transaction
                                        of business.

Vote Required                           The approval of the transactions
                                        requires the affirmative vote of the
                                        holders of a majority of all our common
                                        shares present in person or represented
                                        by proxy at the meeting.

Recommendation of the Board of
Directors                               The board of directors of DI believes
                                        each of these proposals is in the best
                                        interests of DI and its shareholders and urges you to vote in favor of each of these proposals. In considering this matter, the board noted that our future operating prospects are extremely limited. We have not been able to write new reinsurance premiums during 1999,
                                        2000 and 2001, and, due to the
                                        non-renewal of our letter of credit
                                        facility and the inability to replace
                                        this facility on financially viable
                                        terms, as discussed herein, we will
                                        effectively be precluded from entering
                                        into new reinsurance agreements with
                                        U.S. insurance companies. In light of
                                        these limits on our growth prospects,
                                        the board believes the best course is
                                        for us to wind up our activities, settle our existing liabilities and distribute the remainder to our common shareholders.

                                        In considering the recommendations of
                                        our board with respect to the
                                        transactions, you should be aware that
                                        some of our directors and officers may
                                        have had or may have interests that are
                                        different from or additional to your
                                        interests as a shareholder. Mr. Robert
                                        Rosenkranz, chairman of the boards of
                                        directors of DI and Oracle Reinsurance,
                                        is also chairman of the board of
                                        directors of Delphi Financial Group,
                                        Inc. ("DFG") and owns 26.2% of our
                                        common stock and beneficially owns or
                                        has the
                                        power to vote 20.5% of the common stock
                                        of DFG. Seven of our ten board members
                                        are also on the board of DFG or DFG's
                                        subsidiaries. DFG and certain of its
                                        subsidiaries are parties to the
                                        Commutation Agreement, pursuant to which our subordinated notes held by DFG and such subsidiaries are being prepaid and our reinsurance agreements with DFG's subsidiaries were commuted. As of December 14, 2001, our directors and executive officers owned and had the right to vote a total of 1,765,884 shares or approximately 43% of the outstanding shares entitled to vote at the meeting. Our board was aware of these matters in its consideration of the transactions.

U.S. Federal Income Tax Consequences    The liquidation of DI will be a taxable
                                        transaction to you for United States
                                        federal income tax purposes. A brief
                                        summary of the material U.S. federal
                                        income tax consequences to you appears
                                        in this proxy statement under "The
                                        Transactions -- U.S. Federal Income Tax
                                        Consequences of the Liquidation." Tax
                                        consequences to shareholders may differ
                                        depending on their circumstances. You
                                        should consult your tax advisor as to
                                        the tax effect on your particular
                                        circumstances.

Rights of Dissenting Shareholders       None of the transactions contemplated by
                                        the proposals entitles our shareholders
                                        to dissenters' rights.

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:   What am I being asked to vote upon?

A. At the special general meeting, we will ask you to ratify the Commutation Agreement and to approve our liquidation and the liquidation of our subsidiaries, Oracle Reinsurance and O.R. Investments, pursuant to which we will, among other things, pay or provide for our liabilities and expenses, distribute the net proceeds of the liquidation to you and our other common shareholders, wind up our operations and dissolve.

Q.   What will I receive in the liquidation?

A. Although we cannot be sure of the amount or the timing, the Commutation Agreement provides, and we currently estimate, that you will receive a cash distribution equal to $3.00 for each common share that you own (assuming that you hold your shares through the completion of the liquidation). This represents a 50% premium over the closing price on September 5, 2001, the last day on which our shares traded prior to the announcement of the Commutation Agreement, and a 26% premium over the average daily closing price of $2.38 for the period from April 24, 2001, the first day on which our shares traded after our public announcement of our 2000 fourth quarter and full year results, through September 5, 2001.

Q:   How many liquidating distributions do you anticipate making?

A:   We expect to make one distribution to you in the first quarter of 2002.

Q:   Who will manage the liquidation?

A: Colin O'Connor, our President and Chief Executive Officer, will be appointed liquidator and will manage the liquidation.

Q:   When do you expect to complete the liquidation and dissolution?

A: We currently expect that the liquidation will be substantially completed in the first quarter of 2002.

Q:   What is the board's recommendation as to the transactions?

A: Our board has determined that the transactions are in the best interests of our shareholders and recommends that you vote in favor of the transactions.

Q:   What are the Board's reasons for approving the transactions?

A. In considering this matter, the board noted that our future operating prospects are extremely limited. We have not been able to write new reinsurance premiums during 1999, 2000 and 2001, and, due to the non-renewal of our letter of credit facility and the inability to replace this facility on financially viable terms, as discussed herein, we will effectively be precluded from entering into new reinsurance agreements with U.S. insurance companies. In light of these limits on our growth prospects, the board believes that the best course is for us to wind up our activities, settle our existing liabilities and distribute the remainder to our common shareholders.

Q: Do directors and officers have interests in the transactions that differ from mine?

A: In considering the recommendations of our board with respect to the transactions, you should be aware that some of our directors and officers may have had or may have interests that are different from or additional to your interests as a shareholder. Mr. Robert Rosenkranz, chairman of the boards of directors of DI and Oracle Reinsurance, is also chairman of the board of directors of DFG and owns 26.2% of our common stock and beneficially owns or has the power to vote 20.5% of the common stock of DFG. Seven of our ten board members are also on the board of DFG or DFG's subsidiaries. DFG and certain of its subsidiaries are parties to the Commutation Agreement, pursuant to which our subordinated notes held by DFG and such subsidiaries are being prepaid and our reinsurance agreements with DFG's subsidiaries were commuted. As of December 14, 2001, our directors and executive officers owned and had the right to vote a total of 1,765,884 shares or approximately 43% of the outstanding shares entitled to vote at the meeting. Our board was aware of these matters in its consideration of the transactions.

Q:   What will happen if the transactions are not approved by shareholders?

A: We will continue to operate as a publicly owned entity. However, all of our reinsurance contracts will have been commuted and we will have no business, nor will we have any letter of credit facility or other security arrangement that would enable us to transact new business.

Q:   What vote of shareholders is required to approve the proposals?

A: The approval of the transactions requires the affirmative vote of the holders of a majority of all our common shares present in person or represented by proxy at the meeting.

Q:   Who is entitled to vote?

A: All shareholders of record on the close of business on December 14, 2001 are entitled to vote at the meeting. On December 14, 2001, we had 4,079,014 common shares outstanding and entitled to vote.

     Each share is entitled to one vote, except that, pursuant to our bye-laws, the voting rights of shares owned by certain persons which constitute more than 9.5% of the issued and outstanding common shares shall be limited, in the aggregate, to a voting power of 9.5%. See "Voting Securities and Principal Holders Thereof."

Q:   How do I vote?

A: The board of directors is soliciting proxies from shareholders to be used at the meeting. To cast your vote, please complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. By voting, you will authorize the individuals named on the proxy card, referred to as proxies, to vote your shares according to your instructions. You may specify whether you vote for, vote against or abstain from voting on the proposals.

     If you sign the proxy card and leave Item 1 (ratification of the Commutation Agreement), Item 2 (liquidation of DI) or Item 3 (liquidation of DI's subsidiaries) blank, the proxies will vote in favor of that proposal. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the special general meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

     The proxy card (Item 4) also confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the meeting.

Q:   What do I need to do now?

A: You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the special general meeting, even if you plan to attend the meeting in person.

Q:   May I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the special general meeting or by attending the special general meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: If my shares are held in `street name' by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q:   What happens if I do not give my proxy or if I abstain from voting?

A: If you do not give your proxy or do not instruct your broker to vote your shares, it will not count as a vote cast for or against the proposals. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the special general meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Q:   Who will pay the costs of soliciting the proxies?

A: We will pay all of the costs of soliciting proxies on the accompanying form. Some of our directors, officers and other employees may solicit proxies personally or by telephone, mail or facsimile. They will not be specially compensated for these activities. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. We will, upon request, reimburse these institutions for their reasonable expenses.

Q:   What are the tax consequences of the liquidation?

A: The liquidation of DI will be a taxable transaction to you for United States federal income tax purposes. A brief summary of the material U.S. federal income tax consequences to you appears in this proxy statement under "The Transactions-- U.S. Federal Income Tax Consequences of the Liquidation." Tax consequences to shareholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effect on your particular circumstances.

Q.   Do I have appraisal rights?

A. Under Bermuda law, you will not have appraisal or other similar rights in connection with the transactions.

Q.   Who can help answer my questions?

A. If you have additional questions about the transactions, or would like additional copies of this proxy statement, you should call Colin O'Connor, our President and Chief Executive Officer, at 441-295-4142.

                               GENERAL INFORMATION

     Our special general meeting of shareholders will be held on January 8, 2002, at Conyers Dill & Pearman, Pembroke Room, 2nd Floor, Richmond House, 12 Par-la-Ville Road, Hamilton, HM 08, Bermuda at 9:30 a.m., local time. At the special general meeting, holders of our common shares, par value U.S. $0.01 per share, will be asked to consider and vote upon proposals (i) to ratify the Commutation Agreement, (ii) to approve our complete liquidation and dissolution in accordance with our bye-laws and (iii) (1) to vote on a proposal to be considered by DI, as the holder of all the outstanding voting common shares of Oracle Reinsurance, to adopt resolutions to effect the liquidation of Oracle Reinsurance and (2) to vote on a proposal to be considered by DI, as the indirect holder of all the outstanding voting common shares of O.R. Investments, to adopt resolutions to effect the liquidation of O.R. Investments.

     The close of business on December 14, 2001 has been fixed as the record date for the determination of shareholders entitled to receive notice of the special general meeting and vote thereat. We expect to mail this proxy material to shareholders on or about December 18, 2001.

     The cost of soliciting proxies will be borne by DI. We will reimburse brokers, custodians, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of DI may solicit proxies personally. These officers and employees will receive no compensation other than their regular salaries.

     Any person giving a proxy may revoke it by depositing an instrument in writing executed by him or by his attorney authorized in writing at the registered office of DI at any time up to the close of business on the last business day preceding the special general meeting or any adjournment thereof, with the chairman of the meeting or in any other manner permitted by law. All properly executed proxies, not theretofore revoked, will be voted on any poll taken at the meeting in accordance with the instructions contained therein. If no instructions are given with respect to any particular matter, the proxy authorizes a vote in favor of such matter and it will be voted accordingly. Proxies must be duly executed and deposited at the office of our transfer agent, First Union National Bank, in Charlotte, North Carolina, U.S.A. or with the Secretary of DI at our office in Bermuda, prior to 5:00 p.m. Bermuda time on January 4, 2002, in order to be voted at the meeting.

                    RISK FACTORS RELATING TO THE TRANSACTIONS

     In addition to the other information included elsewhere in this proxy statement, the following factors should be considered carefully in determining whether to vote in favor of the proposals to approve the transactions.

Anticipated Timing of Liquidation May Not Be Achieved

     Immediately after the special general meeting, if the transactions are approved by shareholders, we intend to make all necessary filings with the Bermuda Registrar of Companies pursuant to the terms of the Bermuda Companies Act of 1981. Although we anticipate that we will substantially complete the liquidation by the first quarter of 2002, we cannot be sure that this timing will be achieved.

No Further Shareholder Approval Will Be Required To Substantially Complete the Transactions

     The approval of the transactions requires the affirmative vote of the holders of a majority of all our common shares present in person or by proxy at the special general meeting. If our shareholders approve the transactions, we will be authorized to conduct the liquidations of DI and its subsidiaries and to make the final liquidating distribution without further approval of our shareholders. After settlement of our debts and the final liquidating distribution, we will hold a final general meeting of shareholders to conclude the winding-up.

Liquidation Distribution Amount Not Certain

     The Commutation Agreement provides for the voluntary early retirement of our outstanding subordinated notes and preference shares, with amounts payable to DFG and the holder of the preference shares in connection therewith to be reduced and waived by such holders in amounts that will result in the payment to our common shareholders in connection with our winding up and liquidation of the amount of $12,237,042, or $3.00 per share.

     However, in the unlikely event that the amounts of the reductions and waivers necessary to result in such a payment were to exceed the aggregate amounts payable to the Participating Holders under their subordinated notes and preference shares, the amount payable to our common shareholders would be reduced by such excess, thus resulting in a liquidation distribution amount of less than $3.00 per share.

Our Directors and Officers May Have Interests in the Transactions That Are Different from or Additional to the Interests of Other Shareholders

     In considering the recommendations of our board with respect to the transactions, you should be aware that some of our directors and officers may have had or may have interests that are different from or additional to your interests as a shareholder. Mr. Robert Rosenkranz, chairman of the boards of directors of DI and Oracle Reinsurance, is also chairman of the board of directors of DFG and owns 26.2% of our common stock and beneficially owns or has the power to vote 20.5% of the common stock of DFG. Seven of our ten board members are also on the board of DFG or DFG's subsidiaries. DFG and certain of its subsidiaries are parties to the Commutation Agreement, pursuant to which our subordinated notes held by DFG and such subsidiaries are being prepaid and our reinsur-ance agreements with DFG's subsidiaries were commuted. As of December 14, 2001, our directors and executive officers owned and had the right to vote a total of 1,765,884 shares or approximately 43% of the outstanding shares entitled to vote at the meeting. Our board was aware of these matters in its consideration of the transactions.

                                THE TRANSACTIONS

Background

     On November 8, 2001, our board of directors approved the submission to our shareholders of resolutions authorizing our winding up and liquidation, as well as the winding up and liquidation of our subsidiaries, Oracle Reinsurance and O.R. Investments (O.R. Investments, Oracle Reinsurance and DI collectively, the "Companies"), and recommended the adoption of such resolutions by our shareholders. For the reasons discussed below, our board concluded that circumstances had caused it to be impracticable for the Companies to continue their then-current operating strategies, and that no course of action other than liquidation under the terms negotiated on behalf of DI and Oracle Reinsurance, as further described below, was likely to provide our common shareholders in a reasonable time frame with as high a return on their investment from its then-current value.

     DI and Oracle Reinsurance commenced operations in January 1998, when DI was capitalized by means of a rights offering to DFG shareholders, pursuant to which such shareholders, together with certain standby purchasers, acquired 2,039,507 common shares of DI at $10.25 per share, which shares were the subject of a 2-for-1 split in June 1998. Additional financing was obtained by DI in January 1998 through the issuance of $40 million aggregate principal amount of 9% subordinated notes due January 2028 (the "Subordinated Notes") to DFG and its subsidiaries, Safety National Casualty Corporation ("SNCC") and Reliance Standard Life Insurance Company ("RSL"), $10 million in principal amount of which were subsequently retired by DI and replaced with $10 million in liquidation amount of Series A Redeemable Preference Shares (the "Preferred Shares") in December 1998. Interest on the Subordinated Notes of $2.8 million and $3.0 million was paid in 1999 and 2000, respectively, by the issuance of additional Subordinated Notes. Also in January 1998, Oracle Reinsurance entered into loss portfolio reinsurance agreements with SNCC and RSL (the "Reinsurance Agreements"), pursuant to which Oracle Reinsurance received one-time net reinsurance premiums equal to $101.5 million in the aggregate. Under these agreements, approximately $101.5 million of group employee benefit reserves ($35 million of long-term disability insurance reserves and $66.5 million of net excess workers' compensation and casualty reserves) were ceded to Oracle Reinsurance.

     In January 1998, Oracle Reinsurance entered into a letter of credit arrangement with a group of major banking institutions (the "LOC Agreement"), in order to provide SNCC and RSL, and potentially other future reinsureds of Oracle Reinsurance, with collateral security so that they could take credit on their U.S. statutory financial statements for the reinsurance provided to them by Oracle Reinsurance. Such collateral security was required under the terms of the reinsurance agreements with SNCC and RSL, and typically is required by a U.S. insurance company in order for it to cede reinsurance business to a foreign reinsurer, such as Oracle Reinsurance, that is not licensed to conduct business in the U.S. The LOC Agreement contained various covenants regarding Oracle Reinsurance's business, operations and finances, and required that Oracle Reinsurance furnish collateral to the banks equal to 140% on a continuous mark-to-market basis of the amounts of the letters of credit issued and outstanding thereunder, which percentage had increased to 150% by January 2001 under the terms of the agreement.

     Substantially all of the cash received pursuant to the initial capitalization of DI and Oracle Reinsurance's initial reinsurance premiums was invested in investment vehicles of a number of independent investment managers utilizing various investment strategies, including, among others, diversified hedging, hedged equity, common stock specialized trading, short selling, risk arbitrage, distressed securities, futures and commodities and foreign securities investing. Due to significant dislocations in the global financial markets which occurred during the third quarter of 1998, the investment portfolios of these investment managers incurred significant losses, resulting in significant investment losses for DI and substantially diminishing DI's capital base.

     In light of these developments, as well as the emerging excess capacity in the global reinsurance markets and the resulting lack of attractively priced reinsurance programs, Oracle Reinsurance was unable to effectively compete for new reinsurance business. Accordingly, despite improving investment results subsequent to 1998, DI did not earn any premium income from new reinsurance contracts during the 1999, 2000 or 2001 calendar years. In addition, in order to reduce the amount of its liabilities in relation to its diminished capital base, Oracle Reinsurance effected transactions in 1999 and 2000 with RSL pursuant to which approximately 54% in total of the group long-term disability insurance liabilities ceded by RSL to Oracle Reinsurance were recaptured by RSL in exchange for cash payments to RSL of $10 million and $4.6 million, respectively, which amounts were established by reference to the reserves as determined under generally accepted accounting principles ("GAAP") with respect to the recaptured liabilities in accordance with the terms of the RSL Reinsurance Agreement. In January 2000, SNCC and Oracle Reinsurance rescinded a workers' compensation quota share reinsurance contract which had been entered into during 1999.

     In December 2000, the banks under the LOC Agreement gave notice to Oracle Reinsurance that they would not renew the agreement upon its expiration in January 2002. After negotiations with these banks, as well as exploration of other potential replacement letter of credit providers, it became clear that it would not be possible to replace the LOC Agreement with an alternative arrangement that would be economically feasible for DI, as such arrangement, if one could be obtained at all, would entail substantially higher fees and considerably stricter collateralization requirements, which could not likely have been satisfied by Oracle Reinsurance on an ongoing basis.

     Oracle Reinsurance also considered the possibility of implementing other mechanisms, such as reinsurance trust arrangements, that would provide the necessary collateral security in connection with the Reinsurance Agreements, but was not able to identify any such arrangements that would suit its business and financial requirements. For example, in the case of reinsurance trust arrangements, the types of investments that would be required to be maintained in such trusts under U.S. insurance regulations would not have offered yields sufficient to cover the costs associated with Oracle Reinsurance's reinsurance business.

     Accordingly, Oracle Reinsurance, in July 2001, initiated informal discussions with representatives of SNCC and RSL concerning the possibility of arrangements under which Oracle Reinsurance could satisfy and terminate its obligations under the Reinsurance Agreements. SNCC, pursuant to the terms of its Reinsurance Agreement, requested commutation of such agreement on August 15, 2001, the terms of which commutation, under such agreement, were to be reached by mutual agreement of the parties upon such a request. Representatives of RSL conveyed to Oracle Reinsurance on the same date RSL's willingness to commute the remainder of its Reinsurance Agreement pursuant to the same terms thereof as had applied to the 1999 and 2000 recaptures described above. SNCC's request also indicated, on behalf of itself, RSL and DFG, that these holders of the Subordinated Notes also wished to enter into arrangements for the prepayment of the Subordinated Notes then remaining outstanding. The holder of the Preferred Shares at this time also indicated its desire to have these shares redeemed by DI.

     Negotiations then ensued among representatives of SNCC and Oracle Reinsurance regarding the terms of the commutation of the SNCC Reinsurance Agreement, and among the holders of the Subordinated Notes and the Preferred Shares, respectively, and DI. Because the Subordinated Notes by their terms would not become due until January 2028 and the Preferred Shares were redeemable solely at the option of DI and because such retirement, together with the commutations of the Reinsurance Agreements, would necessarily entail the liquidation of substantially all of the Companies' investments and the application of the proceeds to fund such transactions, thus effectively terminating the Companies' operating business, DI believed it to be appropriate and in the best interests of its common shareholders to obtain concessions from the holders of the Subordinated Notes and Preferred Shares in exchange for DI's voluntary early retirement of the Subordinated Notes and Preferred Shares. Specifically, DI sought an arrangement which would result in its common shareholders receiving a substantial premium for their shares, as compared with the then-current market value, in the liquidation that would occur in connection with these transactions. Negotiations regarding these matters extended through September 14, 2001, when the parties executed the Commutation Agreement, which agreement was approved on such date by the boards of DI and Oracle Reinsurance, subject to approval by our common shareholders.

Terms of the Commutation Agreement

     The Commutation Agreement provides for commutations of both of the Reinsurance Agreements pursuant to which Oracle Reinsurance's obligations thereunder were to be satisfied in their entirety through the making by Oracle Reinsurance of specified cash payments: $74.3 million (net of an $11.5 million advance underwriting cash flow profit commission retained by SNCC) in the case of the SNCC Reinsurance Agreement and $9.7 million in the case of the RSL Reinsurance Agreement. We will recognize a gain of $2.6 million on the commutation of the Reinsurance Agreements in the fourth quarter of 2001. The conditions to such commutations were satisfied on October 31, 2001, and such commutations were consummated on such date in accordance with these terms. Oracle Reinsurance thereupon terminated the LOC Agreement.

     The Commutation Agreement also provides for the voluntary early retirement by DI of the outstanding Subordinated Notes and Preferred Shares, with amounts payable to DFG and the holder of the Preferred Shares (together with DFG, the "Participating Holders") in connection therewith to be reduced and waived by such holders to the extent provided by the formula set forth in the Commutation Agreement. Such formula provides for the waiver by the Participating Holders of such payment amounts (the "Waived Amounts"), to be allocated among such holders as set forth in the Commutation Agreement, as will result in the payment to our common shareholders in connection with its winding up and liquidation of the amount of $12,237,042, or $3.00 per share. The Commutation Agreement also provides that if no Waived Amounts are necessary in order for our common shareholders to receive a liquidating distribution in this amount, we will make a payment to the Participating Holders, to be allocated among such holders as set forth in the Commutation Agreement, of the assets of DI in excess of those necessary to make such a distribution.

     In order that these transactions can be effected in a reasonably prompt time frame, the Commutation Agreement requires that we take all actions within our control to facilitate the winding up and liquidation of the Companies in an expeditious manner, including the seeking of all necessary shareholder approvals.

     In addition, the Commutation Agreement incorporates by reference many of the covenants regarding Oracle Reinsurance's business, operations and finances formerly contained in the

LOC Agreement in relation to the business, operations and finances of DI and Oracle Reinsurance, which covenants, as so incorporated, are to remain in effect until the consummation of all transactions contemplated by the Commutation Agreement.

Recent Developments

     As described previously, in October 2001, Oracle Reinsurance consummated the commutation of the Reinsurance Agreements and liquidated a substantial majority of its investments to fund the payments due to RSL and SNCC under the Commutation Agreement. Oracle Reinsurance reduced its reserves for losses and loss expenses by $98.3 million and funds withheld by ceding reinsurer by $11.5 million and recognized a gain of $2.6 million on the commutation. At the end of October 2001, the Companies had approximately $0.9 million of cash, $47.8 million of investments that were allocated among a number of independent investment managers and a special purpose limited liability company, and $12.0 million of other assets, primarily accrued investment income and assets held for participating shareholders. The Companies' recorded liabilities, excluding the Subordinated Notes, totaled approximately $10.5 million at the end of October 2001.

Reasons for the Transactions

     Our future operating prospects are extremely limited. We have not been able to write new reinsurance premiums during 1999, 2000 and 2001, and, due to the non-renewal of the LOC Agreement and the inability to replace this facility on financially viable terms, as discussed above, we will effectively be precluded from entering into new reinsurance agreements with U.S. insurance companies. Accordingly, absent a liquidation reflecting the terms contemplated by the Commutation Agreement, it is unlikely that our common shares would have had significant potential for meaningful future appreciation in value from the levels that prevailed at the time of the public announcement regarding the Commutation Agreement.

     We explored a variety of alternatives to a liquidation prior to entering into the Commutation Agreement and concluded that these alternatives were either not feasible or not reasonably likely to provide equal or greater value to common shareholders, in a reasonable time frame, than would conducting a liquidation on the terms contemplated by the Commutation Agreement.

     The cash distribution expected to be made pursuant to the liquidation would be in the amount of $3.00 per share, representing a 50% premium over the closing price on September 5, 2001, the last day on which our shares traded prior to the announcement of the Commutation Agreement, and a 26% premium over the average daily closing price of $2.38 for the period from April 24, 2001, the first day on which our shares traded after our public announcement of our 2000 fourth quarter and full year results, through September 5, 2001.

     The distributions to be received by our common shareholders in the liquidation will be payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by common shareholders.

     The board also considered the potential adverse effect of other factors on the proposed transactions. These included the following:

     Following the liquidation, our shareholders will no longer benefit from any increases that may have otherwise occurred in the value of the Companies or their common shares.

          Some of our directors and officers may have had or may have interests that are different from or additional to the interests of other shareholders, as set forth below under "Interests in the Transactions That May Differ From Your Interests."

          Some of our shareholders may, depending on their tax basis in the common shares, recognize a taxable gain upon the completion of the liquidation as set forth below under "U.S. Federal Income Tax Consequences of the Liquidation."

Interests in the Transactions That May Differ From Your Interests

Securities Ownership and Directors

     Mr. Robert Rosenkranz is chairman of the board of directors of DFG, DI and Oracle Reinsurance. Mr. Robert Rosenkranz beneficially owns 1,109,169 of our common shares, or 26.2% of the total issued and outstanding common shares, which constitutes 9.5% of the voting power of the total issued and outstanding common shares. As of December 14, 2001, our directors and executive officers owned and had the right to vote a total of 1,765,884 shares or approximately 43% of the outstanding shares entitled to vote at the meeting.

Delphi Financial Group, Inc.

     The Companies have entered into reinsurance and financing transactions with DFG and its subsidiaries. Mr. Rosenkranz is chairman of the board, President and Chief Executive Officer of DFG and beneficially owns or has the power to vote 19.5% of the shares of DFG's Common Stock and seven of our ten board members also serve as directors of DFG or its subsidiaries. In June 1998, DI issued the Subordinated Notes to DFG and its subsidiaries, SNCC and RSL, $10 million in principal amount of which were subsequently retired by DI and replaced with $10 million in liquidation amount of Preferred Shares in December 1998. Interest on the Subordinated Notes of $2.8 million and $3.0 million was paid in 1999 and 2000, respectively, by the issuance of additional Subordinated Notes. Also in January 1998, Oracle Reinsurance entered into the Reinsurance Agreements with SNCC and RSL, pursuant to which Oracle Reinsurance received one-time reinsurance premiums equal to $120.8 million in the aggregate. Under these agreements, approximately $101.5 million of group employee benefit reserves ($35 million of long-term disability insurance reserves and $66.5 million of net excess workers' compensation and casualty reserves) were ceded to Oracle Reinsurance. In 2000 and 1999, Oracle Reinsurance and RSL effected the partial recaptures of $4.6 million and $10 million, respectively, of the group long-term disability liabilities ceded to Oracle Reinsurance. In January 2000, SNCC and Oracle Reinsurance rescinded a workers' compensation quota share reinsurance contract which had been entered into during 1999.

     On September 14, 2001, we entered into the Commutation Agreement. The Commutation Agreement provides for commutations of both of the Reinsurance Agreements pursuant to which Oracle Reinsurance's obligations thereunder were to be satisfied in their entirety through the making by Oracle Reinsurance of specified cash payments: $74.3 million (net of an $11.5 million advance underwriting cash flow profit commission retained by SNCC) in the case of the SNCC Reinsurance Agreement and $9.7 million in the case of the RSL Reinsurance Agreement. The conditions to such commutations were satisfied on October 31, 2001, and such commutations were consummated on such date in accordance with these terms.

     The Commutation Agreement also provides for the voluntary early retirement by DI of the outstanding Subordinated Notes and Preferred Shares, with amounts payable to the Participating Holders in connection therewith to be reduced and waived by such holders to the extent provided by the formula set forth in the Commutation Agreement. Such formula provides for the waiver by the Participating Holders of the Waived Amounts, to be allocated among such holders as set forth in the Commutation Agreement, as will result in the payment to our common shareholders in connection with its winding up and liquidation of the amount of $12,237,042, or $3.00 per share. The Commutation Agreement also provides that if no Waived Amounts are necessary in order for our common shareholders to receive a liquidating distribution in this amount, we will make a payment to the Participating Holders, to be allocated among such holders as set forth in the Commutation Agreement, of the assets of DI in excess of those necessary to make a distribution in such amount.

     Pursuant to the terms of DI's director and employee stock option plan, all but one director of DI will, in connection with the liquidation of DI, receive a cash payment of approximately $4,500 in respect of certain vested options, if then held by the director, which presently entitle the director to purchase DI common shares at a per share purchase price of less than $3.00.

Investment Advisory Agreements

     The allocation of our assets to the strategies and among investment managers within the strategies is performed by Acorn Advisory Capital L.P. (the "Investment Advisor") pursuant to an investment advisory agreement (the "Investment Advisory Agreement"). This agreement provides for the payment to the Investment Advisor of a fee equal to 50 basis points of assets under management. Mr. Rosenkranz, chairman of the board of directors of DI and Oracle Reinsurance, may be deemed to be the beneficial owner of substantially all of the Investment Advisor. The agreement has been renewed through December 31, 2002. Termination is subject to notice 60 days prior to the end of the then-current term by either DI or the Investment Advisor.

     In addition, Oracle Reinsurance maintains arrangements with entities in which Mr. Rosenkranz has a financial interest, under which approximately $17.9 million in assets are presently managed pursuant to a discrete investment program. Under such arrangements, asset-based and performance-based fees are paid to such entities, which also provide similar services to unaffiliated third parties on comparable terms. Such fees, which totaled approximately $649,000 in 2000, are comparable to fees charged by unaffiliated third parties in connection with similar investment programs.

     These relationships will be terminated upon completion of the transactions described herein. No fees or penalties will be associated with such terminations.

Agreement with International Advisory Services Ltd.

     We have engaged International Advisory Services Ltd. ("IAS") to provide certain management and administrative services to DI. David Ezekiel, Vice President and a director of DI and Oracle Reinsurance, is the President and Managing Director of IAS. These services include underwriting support and administration, preparation of financial statements, liaison with auditors, legal advisors and other service providers, together with such other duties as may be agreed upon.

Conyers Dill & Pearman

     DI and Oracle Reinsurance retain the Bermuda law firm of Conyers Dill & Pearman as their corporate counsel and the firm's affiliated company, Codan Services Limited, provides corporate administrative services to DI and Oracle Reinsurance. Mr. Trollope, a director of DI, is a Partner of Conyers Dill & Pearman.

Liquidation Procedures

     At a meeting of our board of directors held on December 5, 2001, our Bermuda attorneys, Conyers Dill & Pearman were instructed to file with the Bermuda Registrar of Companies a statutory declaration (the "Declaration") (mandated by the Bermuda Companies Act 1981 ("Act")) which was made by a majority of the directors prior to our entering liquidation. The Declaration states that the directors have made a full inquiry into our affairs and have formed the opinion that we will be able to pay our debts within a period of twelve months of the commencement of the winding up.

     The resolution to be adopted at this meeting by the shareholders and, in the case of Oracle Reinsurance and O.R. Investments, the resolutions to be adopted by written consent will have the effect of formally placing the Companies in liquidation and will appoint the liquidator. The formal winding up of the Companies under the Act is deemed to commence at the time of the passing of the resolution to wind up the Companies.

     Within 21 days after the winding up resolution having been passed, notice of the resolution to wind up, together with a notice from the liquidator of his appointment, must be published in Bermuda in an appointed newspaper. Notices must also be given to the Supervisor of Insurance within that period.

     The liquidator will publish, in an appointed newspaper in Bermuda, notice to creditors that they should submit any proof of debts. This will usually be published at the same time as publishing notice of the winding up resolution. After the period by which creditors must submit their claims has expired (which must be not less than 14 days from the date of the notice), the liquidator will arrange for the settlement of all of our outstanding liabilities.

     After settlement of all of our liabilities, the Waived Amounts will be waived by the Participating Holders and DI will prepay the Subordinated Notes and redeem the Preferred Shares, with the amounts of the payments reduced in both cases to reflect the related Waived Amounts. The liquidator will thereafter return the capital and surplus assets, which are expected to be in the amount of $3.00 per common share, to our common shareholders. This is expected to occur in the first quarter of 2002.

     The final general meeting, which requires one month's notice in an appointed newspaper in Bermuda and notice to all shareholders, concludes the winding up. At the final general meeting, the liquidator's account of the winding up is received and resolutions are passed determining the manner in which our books and records are to be disposed of and dissolving DI.

     Within one week after the final general meeting is held, the liquidator must notify the Bermuda Registrar of Companies that we have been dissolved. The Registrar will record that fact and the date of the dissolution (the date of the final general meeting) in the appropriate register. Subsequently, a certificate of dissolution will be issued by the Registrar (usually between three to six weeks after the final general meeting).

     If no quorum is present at the final general meeting, we may be dissolved on the date for which the final general meeting was summoned by the liquidator's notification of same to the Registrar of Companies pursuant to Section 213(3) of the Act.

Transferability of Shares; Nasdaq Listing

     If the transactions are approved at the special general meeting, any transfer of common shares subsequent to the special general meeting will require the approval of the liquidator pursuant to Bermuda law. The liquidator intends to approve transfers of common shares until the business day prior to the record date for the final distribution. Holders of our common shares need not individually seek such approvals from the liquidator during such period. We currently intend to maintain the listing of our common shares on the Nasdaq until the earlier of the business day prior to the record date for the final distribution and the date the common shares are no longer eligible for listing. If our common shares were to be delisted prior to the business day prior to the record date for the final distribution, trading of the common shares would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities in what are commonly referred to as the "pink sheets."

Expected Distributions

     The Commutation Agreement provides for the voluntary early retirement of our outstanding Subordinated Notes and Preferred Shares, with amounts payable to the Participating Holders in connection therewith to be reduced and waived by such holders in amounts that will result in the payment to our common shareholders in connection with our winding up and liquidation of the amount of $12,237,042, or $3.00 per share. The Commutation Agreement also provides that if no Waived Amounts are necessary in order for our common shareholders to receive a liquidating distribution in this amount, we will make a payment to the Participating Holders, to be allocated among such holders as set forth in the Commutation Agreement, of the assets of DI in excess of those necessary to make such a distribution.

     Subject to the foregoing, under the terms of Bermuda law, after the sale or other liquidation of our assets, and after providing for the payment of our obligations and liabilities, we will distribute to common shareholders the remaining cash proceeds we receive from the sale or other liquidation of our assets in cancellation of all of our outstanding common shares. All distributions will be paid pro rata in accordance with shareholders' respective rights and interests to common shareholders of record at the close of business on the record dates to be determined by the board.

     The amount and timing of the distribution described herein represent our current estimates. It is not possible to determine with certainty the aggregate net proceeds that may ultimately be available for distribution to common shareholders. Management estimated the amounts that may be available for distribution based on the Commutation Agreement. However, in the unlikely event that the amounts of the reductions and waivers necessary to result in such a payment to our common shareholders were to exceed the aggregate amounts payable to the Participating Holders under their subordinated notes and preferred shares, the amount payable to our common shareholders would be reduced by such excess, thus resulting in a liquidation distribution amount of less than $3.00 per share.

     The liquidation distribution will be in complete redemption and cancellation of our outstanding shares. In connection with such liquidation distribution, you may be required to surrender your share certificates. If we cannot make a distribution to a shareholder because mail is not deliverable to the last known address of that shareholder on the common shareholder list we maintain, we will hold the funds subject to unclaimed funds or escheat statutes of the state of such shareholder's last known address. If such state does not have an escheat law, the law of Bermuda will govern. If a common shareholder does not claim such funds within the statutory period, such funds may escheat to the state.

Bermuda Tax Consequences

     The laws of Bermuda do not impose any income taxes upon DI or its shareholders as a result of any of the transactions.

U.S. Federal Income Tax Consequences of the Liquidation

     The following summary describes the material United States federal income tax consequences that are anticipated to result from the liquidation and dissolution of DI. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements, and judicial decisions currently in effect, any of which may be changed, possibly on a retroactive basis, so as to result in federal income tax consequences to DI or to its shareholders different from those discussed below. This summary does not address all aspects of United States federal income taxation that may be applicable to shareholders in light of their particular circumstances, and does not address special classes of shareholders subject to special treatment (such as dealers in securities or currencies, partnerships or other pass-through entities, investors in partnerships or other pass-through entities, financial institutions, life insurance companies, banks, tax-exempt organizations, certain expatriates, persons holding the common shares as part of a straddle or hedging or conversion transaction, or persons whose functional currency is not the U.S. dollar). This summary does not address the effect of any state, local, or foreign tax laws that may apply, or the application of the federal estate or gift tax or the alternative minimum tax.

     This summary has no binding effect or official status of any kind; we cannot assure you that the conclusions reached below would be sustained by a court if challenged by the Internal Revenue Service ("IRS"). We have not obtained and do not intend to obtain a ruling from the IRS regarding the tax consequences of the plan of liquidation and dissolution or for any other aspect of the tax consequences described herein. Although we currently anticpate that you will receive one cash distribution in the first quarter of 2002, distributions pursuant to the liquidation and dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

     For purposes of this discussion, a "U.S. shareholder" is a beneficial owner of our common shares that is, for U.S. federal income tax purposes,

     o a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

     o a corporation that is created or organized in the United States or under the laws of the U.S. or of any political subdivision thereof;

     o an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

     o a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a United States person.

     A "Non-U.S. shareholder" is any beneficial owner of our common shares that is, for U.S. federal income tax purposes, a nonresident alien, or a corporation, estate or trust that is not a U.S. shareholder.

     If a partnership holds our common shares, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common shares should consult their tax advisors.

     THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF OUR COMMON SHARES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION AND DISSOLUTION TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND CHANGES IN APPLICABLE TAX LAWS.

U.S. Federal Income Tax Consequences to Shareholders

     We believe that the liquidating distribution will be characterized as a distribution in complete liquidation of DI under Section 331 of the Code. As a result, you will recognize gain or loss equal to the difference between (i) the cash you receive from the liquidating distribution and (ii) your adjusted tax basis in the common shares. Your adjusted tax basis in the common shares will depend on various factors, including your cost for the shares and the amount and nature of any distributions received with respect to such shares.

     Although we currently estimate that you will receive only one liquidating distribution, we cannot be certain that you will not receive more than one liquidating distribution. Liquidating distributions will be allocated proportionately to each common share you own. The value of each liquidating distribution will be applied against and reduce your adjusted tax basis in your shares. Gain will be recognized by reason of a liquidating distribution to the extent that the aggregate value of such distributions received by you with respect to a share exceeds your adjusted tax basis for that share. Loss generally will be recognized only when the final distribution from DI has been received and then only if the aggregate value of all liquidating distributions received by you with respect to a share is less than your adjusted tax basis for that share.

     Such gain or loss will be capital gain or loss provided the shares are held as capital assets within the meaning of Section 1221 of the Code, and will be long-term capital gain or loss provided that you held the shares for more than one year. Under current law, long-term capital gains of certain non-corporate shareholders are generally taxed at lower rates than items of ordinary income. The use of capital losses is subject to limitations.

     The liquidating distribution made pursuant to the liquidation and dissolution may be subject to information reporting and backup withholding if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. shareholder under the backup withholding rules is refundable or allowable as a credit against the shareholder's United States federal income tax, provided that the required information is furnished to the IRS. Certain shareholders (including, among others, corporations) are not subject to backup withholding. Shareholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Shareholder Transferee Liability

     Under Section 6901 of the Code and various other laws and equitable principles, the liquidation distribution by DI to its shareholders will cause the shareholders to be liable as transferees for unpaid U.S. federal income taxes incurred by DI and its subsidiaries prior to its dissolution to the extent of the value of the distributions they receive from DI. While DI does not believe that it is required to pay U.S. federal income tax, for the reasons discussed below, no assurance can be given in this regard. Based on equitable legal principles, a transferee can be jointly and severally liable for the such unpaid taxes to the extent of the value of the assets received by the transferee. Generally, pursuant to Section 6501 of the Code the statute of limitations relating to the assessment of income tax of DI and its subsidiaries is three years commencing with the date the return of DI or its subsidiary, as applicable, is filed. This assessment period may be extended in certain circumstances. Under a special rule in Section 6901(c) of the Code, the period of limitations for assessment for transferee liability against the shareholders relating to unpaid taxes of DI and its subsidiaries is generally one year after the expiration of the assessment period of the corporation in question. Thus, the shareholders of DI could remain liable under transferee liability with respect to unpaid taxes of a taxable year of DI or a subsidiary until four years after the return for such taxable year is filed, or longer in certain circumstances. Shareholders are urged to consult their own tax advisors regarding transferee liability and the extended assessment period under Sections 6501 and 6901 of the Code.

U.S. Tax Positions Relating to DI

     U.S. tax risks exist relating to the conduct of DI's operations, which have been disclosed previously in its prospectus that was filed with the Securities and Exchange Commission on December 31, 1997. DI believes that it has not, and its subsidiaries have not, been engaged in a U.S. trade or business and accordingly are not required to pay U.S. income tax. DI and Oracle Reinsurance have filed and currently file protective U.S. federal income tax returns in which they each report no gross income that is effectively connected with a U.S. trade or business. If the IRS or a court were to assert successfully that DI or Oracle Reinsurance were engaged in a U.S. trade or business, and that trade or business was deemed to have been conducted through a permanent establishment in the U.S., DI and/or Oracle Reinsurance could be subject to the U.S. income tax, as well the branch profits tax, on their effectively connected income. In addition, while DI does not believe it has ever been a "passive foreign investment company," the IRS may assert that it was. For a discussion of these specific tax matters, shareholders of DI are urged to refer to DI's prospectus that was filed with the Securities and Exchange Commission on December 31, 1997. There can be no assurance that the IRS or a court would agree with any tax reporting position taken with respect to DI and its subsidiaries or that no assessment would be made for unpaid taxes. Such risks, if materialized, could potentially subject the shareholders to transferee liability as discussed above.

Non-U.S. Shareholders

     Gain realized by a non-U.S. shareholder upon receipt of a liquidating distribution will not be subject to U.S. federal income tax unless such gain is effectively connected with a trade or business conducted by such non-U.S. shareholder in the United States. Gain that is effectively connected to the conduct of a U.S. trade or business by a non-U.S. shareholder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. shareholder. Non-U.S. shareholders may also be subject to transferee liability as discussed above. Non-U.S. shareholders should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the plan of liquidation and dissolution.

     Non-U.S. shareholders may be required to comply with certification procedures to establish that the shareholder is not a U.S. person in order to avoid information reporting and backup withholding as discussed above.

Federal Income Tax Consequences to DI

     DI will recognize gain or loss on sales of its property pursuant to the plan of liquidation and dissolution. Subject to the discussion above under the heading "U.S. Tax Positions Relating to DI," DI believes that any such gain is not subject to U.S. federal income tax. DI will recognize no further gain or loss on the distribution of cash to our shareholders.

State and Local Income Tax

     You may also be subject to state or local taxes with respect to the liquidating distributions received from us pursuant to the plan.

Government Approvals

     Other than compliance with the provisions of Bermuda law in order to effect our dissolution, no federal or state regulatory requirements or approvals must be complied with or obtained in connection with the transactions.

Appraisal Rights of Shareholders

     Under Bermuda law, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the transactions.

                  PROPOSAL 1: RATIFICATION OF THE COMMUTATION,
                       PREPAYMENT AND REDEMPTION AGREEMENT

     At the special general meeting, shareholders will be asked to consider and vote upon a proposal to ratify the Commutation Agreement. Ratification of the Commutation Agreement requires the affirmative vote at the special general meeting of the holders of a majority of our common shares present in person or represented by proxy. Attached to this proxy statement as Annex A is the form of the Commutation Agreement.

Recommendation of the Board

     Our board has determined that the Commutation Agreement and the transactions contemplated by the Commutation Agreement are in the best interests of our shareholders, has approved and adopted the Commutation Agreement and recommends that the shareholders vote in favor of the proposal to ratify the Commutation Agreement.

                          PROPOSAL 2: LIQUIDATION OF DI

     At the special general meeting, shareholders will be asked to consider and vote upon a proposal to approve the complete liquidation and subsequent dissolution of DI. Approval of the liquidation requires the affirmative vote at the special general meeting of the holders of a majority of our common shares present in person or represented by proxy. Attached to this proxy statement as Annex B is a copy of resolutions relating to the liquidation. Pursuant to the resolutions, we, without further action by the shareholders (except as such action may be required by law or as our board may deem appropriate), will be liquidated and dissolved after payment of, or provision for the payment of, our accrued and contingent liabilities, claims and liquidation expenses. We will make a liquidating distribution to our common shareholders.

Recommendation of the Board

     Our board has determined that the liquidation and the transactions contemplated by the liquidation are in the best interests of our shareholders, has approved and adopted the liquidation and recommends that the shareholders vote in favor of the proposal to approve the liquidation.

                   PROPOSAL 3: LIQUIDATION OF THE SUBSIDIARIES

     At the special general meeting, shareholders will be asked to consider and vote upon a proposal to approve the complete liquidation and subsequent dissolution of each of Oracle Reinsurance and O.R. Investments. Approval of the liquidations requires the affirmative vote at the special general meeting of the holders of a majority of our common shares present in person or represented by proxy at the meeting. Attached to this proxy statement as Annex C is a copy of the resolutions relating to the liquidations. Pursuant to the resolutions, each of Oracle Reinsurance and O.R. Investments, without further action by our shareholders (except as such action may be required by law or as our board may deem appropriate), will be liquidated and dissolved after payment of, or provision for the payment of, their respective accrued and contingent liabilities, claims and liquidation expenses.

Recommendation of the Board

     Our board has determined that the liquidations and the transactions contemplated by the liquidations are in the best interests of our shareholders, has approved and adopted the liquidations and recommends that the shareholders vote in favor of the proposal to approve the liquidations.

                                  OTHER MATTERS

     We know of no other business which will be presented to the meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

     We do not anticipate that we will hold an annual meeting of shareholders for 2002. However, in the event an annual meeting is held, shareholders are entitled to present proposals for action at the 2002 annual meeting of shareholders if they comply with the applicable requirements of our bye-laws then in effect and with the requirements of the proxy rules as promulgated by the Securities and Exchange Commission. In the event the 2002 annual meeting of shareholders is held, any proposals intended to be presented at the annual meeting must have been received at our offices on or before December 1, 2001 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     As of December 14, 2001, we had outstanding 4,079,014 common shares entitled to be voted at the meeting. Each holder of our common shares is entitled to one vote per share on all matters submitted to a vote of shareholders, except that if and as long as the Controlled Shares of any person constitute 9.5% or more of the issued and outstanding common shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of 9.5%, pursuant to a formula specified in our bye-laws. "Controlled Shares" means (i) all shares of DI directly, indirectly or constructively owned by any person within the meaning of
Section 958 of the Code and (ii) all shares of DI directly, indirectly or beneficially owned by such person within the meaning of Section 13(d) of the United States Securities Exchange Act of 1934 (the "Exchange Act") (including any shares owned by a group of persons as so defined and including any shares that would otherwise be excluded by the provisions of Section 13(d)(6) of the Exchange Act). Under these provisions, if, and so long as, any person directly, indirectly or constructively owns, within the meaning of Section 958 of the Code, Controlled Shares having more than 9.5% of the total number of votes exercisable in respect of all shares of our voting stock, the voting rights attributable to such shares will be limited, in the aggregate, to 9.5% of the total number of votes.

     As of December 14, 2001, the Controlled Shares with respect to Mr. Robert Rosenkranz, chairman of our board of directors, consisted of 1,295,004 common shares which, as of such date, represented 31.7% of the common shares. Under the bye-laws as referred to above, the voting rights attaching to these common shares are limited to a voting power of 9.5%.

     The following table sets forth certain information regarding beneficial ownership of our common shares as of December 14, 2001, by each person who is known by us to own beneficially more than 5% of our common shares, by each of our directors and by all executive officers and directors as a group. Unless otherwise indicated, each beneficial owner listed below is believed by us to have sole voting and dispositive power with respect to the indicated shares.

                                                                                   Amount and
                                                                                   Nature of           Percent
Name of Beneficial Owner                                                         Ownership (2)         Of Class
-------------------------------------------------------------------------        -------------         --------
Five or greater percent owner:
     Robert Rosenkranz (1)...............................................          1,114,915             26.2%
     Harold F. Ilg (1)...................................................            289,723              6.8%
     David Elenowitz (1).................................................            272,624              6.4%
Directors and Executive Officers:
     Robert Rosenkranz...................................................          1,114,915             26.2%
     Harold F. Ilg.......................................................            289,723              6.8%


                                       24

                                                                                   Amount and
                                                                                   Nature of           Percent
Name of Beneficial Owner                                                         Ownership (2)         Of Class
-------------------------------------------------------------------------        -------------         --------

     Lewis S. Ranieri....................................................            136,005              3.2%
     Charles P. O'Brien..................................................            106,757              2.5%
     Edward A. Fox.......................................................             91,109              2.1%
     Robert M. Smith, Jr.................................................             71,219              1.7%
     Thomas L. Rhodes....................................................             53,833              1.3%
     Colin O'Connor......................................................             49,911              1.2%
     David Ezekiel.......................................................             27,911              *
     Nicholas G. Trollope................................................              3,700              *
     Directors and Officers as a group (10 persons)......................          1,945,083(3)          45.7%

*    Amount is less than 1%.

(1) Mr. Rosenkranz's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, New York 10022. Mr. Ilg's address is c/o Safety National Casualty Corp., 2043 Woodland Parkway, Suite 200, St. Louis, Missouri 63146. Mr. Elenowitz's address is c/o Mercury Capital, Inc., 153 East 53rd Street, New York, New York 10022.

(2) The indicated shares for each individual, with the exception of Messrs. Elenowitz and Trollope, include 19,911 common shares, which may be acquired pursuant to stock options within 60 days.

(3) Includes 179,199 common shares which may be acquired pursuant to stock options within 60 days. Of these options, options to acquire 127,485 common shares were at an exercise price in excess of $3.00 per common share.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Our board of directors has designated Ernst & Young LLP, independent accountants, as our auditors for the fiscal year ending December 31, 2001. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2000. Such services consisted of the firm's audit of and report on the annual financial statements and assistance and consultation in connection with filings with the Securities and Exchange Commission and other matters.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

     In connection with and because it desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the foregoing discussions and elsewhere in this proxy statement and in any other statement made by, or on behalf of, us, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future developments. These forward-looking statements are identified by the use of the terms "estimate", "expect", "intend" and "believes." Forward-looking statements are necessarily based upon assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and many of which are subject to change, including but not limited to our ability to secure the requisite approvals and take other necessary actions so as to complete our winding up and liquidation in a timely manner. These uncertainties could cause actual results to differ materially from these forward-looking statements. We disclaim any obligation to update forward-looking information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room in Washington, D.C. You should call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning DI may also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This proxy statement is accompanied by a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001, each of which is also hereby incorporated by reference herein. In addition, our Current Report on Form 8-K dated September 14, 2001 is also incorporated hereby by referenced herein.

     All documents subsequently filed with the Securities and Exchange Commission shall also be deemed to be incorporated by reference in this proxy statement only until the date of the next meeting.

     Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

December 18, 2001
                                    By Order of the Board of Directors

                                    Malcolm S. Mitchell
                                    Secretary

                                                                         Annex A


            FORM OF COMMUTATION, PREPAYMENT AND REDEMPTION AGREEMENT


     COMMUTATION, PREPAYMENT AND REDEMPTION AGREEMENT, dated as of September 14, 2001 (this "Agreement"), by and among Delphi Financial Group, Inc., a Delaware corporation ("DFG"), Safety National Casualty Corporation, a Missouri corporation ("SNCC"), Reliance Standard Life Insurance Company, an Illinois corporation ("RSL" and, together with DFG and SNCC, the "DFG Companies"), Y.M. King Trust, a Liechtenstein trust (the "Trust"), Delphi International Ltd., a Bermuda exempted company ("DI"), and Oracle Reinsurance Company Ltd., a Bermuda exempted company ("Oracle" and, together with DI, the "DI Companies").

                              W I T N E S S E T H :
                               - - - - - - - - - -

     WHEREAS, SNCC and RSL are indirect wholly-owned subsidiaries of DFG and Oracle is a wholly-owned subsidiary of DI; and

     WHEREAS, SNCC is party to a Casualty Excess of Loss Reinsurance Agreement with Oracle (the "SNCC Reinsurance Agreement"), pursuant to which SNCC has, effective January 23, 1998, ceded certain excess workers' compensation and other insurance liabilities to Oracle on an indemnity reinsurance basis; and

     WHEREAS, pursuant to the provisions of Article XVII of the SNCC Reinsurance Agreement, SNCC has requested that such agreement be commuted, and SNCC and Oracle have reviewed the losses reinsured thereunder and have reached a settlement by mutual agreement to commute such agreement effective as of September 30, 2001 (the "Commutation Effective Date") for the consideration set forth herein; and

     WHEREAS, RSL is party to a Reinsurance Agreement with Oracle (the "RSL Reinsurance Agreement"), pursuant to which RSL has, effective January 1, 1998, ceded certain long-term disability insurance liabilities to Oracle on an indemnity reinsurance basis, which agreement has been the subject of previous partial commutations effective March 31, 1999 and January 1, 2000; and

     WHEREAS, pursuant to the provisions of the RSL Reinsurance Agreement, RSL and Oracle have mutually agreed to commute such agreement in its entirety effective as of the Commutation Effective Date for the consideration set forth herein;

     WHEREAS, SNCC's and RSL's agreements to the foregoing matters are contingent on the prepayment by DI of its obligations to SNCC and RSL, respectively, pursuant to those certain Promissory Notes issued by DI to the DFG Companies, each due January 26, 2028, in the aggregate outstanding principal amount of $33,275,558 (such notes, collectively, the "DI Notes"), and DFG wishes that DI's obligations to DFG under the DI Notes (such obligations, together with the obligations to SNCC and RSL under such notes, the "DI Note Obligations") be prepaid;

     WHEREAS, the Trust is the owner of 118,855 Series A Redeemable Preference Shares of DI (the "Preference Shares"), which shares are redeemable at the option of DI, and the Trust wishes that such shares be redeemed;

     WHEREAS, in consideration for DI's making payment of the DI Note Obligations prior to their maturity date, DFG has agreed to waive a portion of the DI Note Obligations owing to it to the extent set forth herein;

     WHEREAS, in consideration for DI's redeeming the Preference Shares, the Trust has agreed to waive a portion of the amount payable pursuant to the terms of such shares in connection with their redemption to the extent set forth herein; and

     WHEREAS, in addition to the note prepayment and share redemption described above, DI has agreed to make contingent payments to DFG and the Trust, as set forth herein; and

     WHEREAS, it is anticipated that DI's prepayment of the DI Note Obligations, redemption of the Preference Shares and contingent payment, if any, will be effected in connection with and pursuant to the voluntary winding up and liquidation of the DI Companies and each of their subsidiaries (collectively, the "Liquidating Companies") pursuant to the Bermuda Companies Act of 1981 and the other applicable statues, rules and regulations (collectively, the "Act");

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                 REINSURANCE COMMUTATIONS, PREPAYMENT OF NOTES,
             REDEMPTION OF PREFERENCE SHARES AND CONTINGENT PAYMENT


     1.1 SNCC Commutation Payment and Retention. On the Commutation Closing Date (as defined in Section 5.1(b)), Oracle, either singly or together with DI, shall pay to SNCC the amount of $74,253,770. SNCC and Oracle acknowledge that such amount is net of an Advance Underwriting Cash Flow Profit Commission in the amount of $11,483,411 presently held by SNCC, which amount shall be retained by SNCC in its entirety and as to which Oracle shall, effective as of the Commutation Closing Date, waive all rights and claims.

     1.2 RSL Commutation Payment. On the Commutation Closing Date, Oracle, either singly or together with DI, shall pay to RSL the amount of $9,711,876.

     1.3 Termination. On the Commutation Closing Date, all obligations of the parties contained in, arising from or resulting under the SNCC Reinsurance Agreement and the RSL Reinsurance Agreement, respectively (whether due or to become due), shall, effective as of the Commutation Effective Date, be deemed to have terminated and expired and the respective parties thereto shall have no further obligation to or rights against each other thereunder.

     1.4 Letters of Credit Termination Notices. On the Commutation Closing Date, SNCC and RSL shall provide certifications to Bank of America, N.A., as letter of credit agent (the "Agent"), with respect to the terminations of the SNCC Reinsurance Agreement and the RSL Reinsurance Agreement, respectively, in the forms contemplated by Annex 1 to the respective letters of credit, each dated January 27, 1998, issued in their favor by the Agent and return such letters of credit to the Agent.

     1.5 DI Note Prepayments. On the Winding Up Completion Date (as defined in
Section 5.1(b) hereof), DFG will waive its right to receive a portion (such portion, the "Note Waiver Amount") of the total principal amounts owing to it under the DI Notes, the Note Waiver Amount to be determined as set forth in
Section 1.7 hereof and to be allocated among the DI Notes pro rata in accordance with the respective principal amounts owing to DFG under such notes, and DI will prepay all principal and interest then owing under the DI Notes other than the Note Waiver Amount. The DFG Companies shall deliver to DI each of the DI Notes, marked "paid and cancelled".

     1.6 Redemption of Preference Shares. On the Winding Up Completion Date, the Trust will waive its right to receive a portion (such portion, the "Preference Share Waiver Amount" and, taken together with the Note Waiver Amount, the "Aggregate Waiver Amount") of the aggregate price payable on redemption of the Preference Shares pursuant to the provisions of the Certificate of Designation thereof, the Preference Share Waiver Amount to be determined pursuant to Section
1.7 hereof, and DI will redeem the Preference Shares at their stated redemption price plus accrued dividends, less the Preference Share Waiver Amount. The Trust shall deliver to DI each of the certificates representing the Preferred Shares.

     1.7 Waiver Amounts; DI Contingent Payment. (a) The Aggregate Waiver Amount shall be equal to such amount as, when subtracted from the total outstanding principal amount of the DI Notes and the total price payable on redemption of the Preference Shares, will cause the sum of (i) the amounts payable in respect of the DI Notes (inclusive of accrued interest) and pursuant to the redemption of the Preference Shares (inclusive of accrued dividends), (ii) the total amount of all costs, charges and expenses of the winding up of the Liquidating Companies payable pursuant to the Act and (iii) the total amount of all other liabilities of the Liquidating Companies remaining to be satisfied in accordance with the Act, all as determined as of the Winding Up Completion Date (such sum, the "Aggregate Winding Up Amount"), to be such as, after payment and satisfaction of the Aggregate Winding Up Amount, will result in an amount being distributable to the members of DI (other than the Trust and any other holders of preference shares of DI) pursuant to the Act (the "Distributable Amount") that is equal to US$12,237,042 (the "Stated Distribution Amount"). If the Distributable Amount equals or exceeds the Stated Distribution Amount as of the Winding Up Completion Date, without taking into account the waivers contemplated by Sections 1.5 and 1.6 hereof, the Aggregate Waiver Amount shall be zero.

     (b) The Aggregate Waiver Amount, if any, shall be allocated on a modified pro rata basis as between the Note Waiver Amount and the Preference Share Waiver Amount based on the total principal amount owing under the DI Notes (the "Note Amount"), on one hand, and the total stated redemption price of the Preference Shares, without regard to accrued dividends (the "Preference Share Amount"), on the other hand, all as determined of the Winding Up Completion Date, such that the ratio of the Note Waiver Amount to the Note Amount is one-half of the ratio of the Preference Share Waiver Amount to the Preference Share Amount.

     (c) In further consideration of the agreements of DFG and the Trust set forth in Sections 1.5 and 1.6 hereof, respectively, DI agrees that if, as of the Winding Up Completion Date, the Distributable Amount is in excess of the Stated Distribution Amount, without taking into account the waivers contemplated by Sections 1.5 and 1.6 hereof, DI shall pay to DFG and the Trust the amount of such excess, such payment to be allocated between DFG and the Trust pro rata in the same manner as set forth in Section 1.7(b).

                                   ARTICLE II

                         REPRESENTATIONS, WARRANTIES AND
                         COVENANTS OF THE DFG COMPANIES


     Each of the DFG Companies severally represents and warrants as follows:

     2.1 Authority Relative to this Agreement. Such company has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such company, and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, the legal, valid and binding obligation of such company, enforceable against such company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). The execution and delivery of this Agreement by such company and performance of its obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which such company is subject. No permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement by such company and the consummation by such company of the actions contemplated by this Agreement and the performance of its obligations hereunder (except for any approvals, filings or notifications which may be required under state insurance regulatory laws).

     2.2 No Transfers of DI Notes. Such company has not sold, assigned or transferred, or otherwise granted any interest to any person (collectively, "Transfers") with respect to, its interest in the DI Notes other than to another DFG other than another DFG Company. Such company will not make any Transfer of its interest in any of the DI Notes prior to the prepayment of the DI Notes as contemplated hereby.

                                   ARTICLE III

                           REPRESENTATIONS, WARRANTIES
                           AND COVENANTS OF THE TRUST


     3.1 Authority Relative to this Agreement. The Trust represents and warrants that (a) it has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder; (b) this Agreement has been duly executed and delivered by it, and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); (c) the execution and delivery of this Agreement by it and performance of its obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which it is subject and (d) no permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement and the consummation by it of the actions contemplated by this Agreement and the performance of its obligations hereunder.

     3.2 No Transfers of Preference Shares. The Trust has not effected any Transfers with respect to its interest in the preference shares other than such Transfers as have previously been disclosed to DI. The Trust shall not effect any further Transfers of its interest in any of the preference shares prior to the redemption thereof as contemplated hereby.

                                   ARTICLE IV

                           REPRESENTATIONS, WARRANTIES
                        AND COVENANTS OF THE DI COMPANIES


     4.1 Authority Relative to this Agreement. Each of the DI Companies severally represents and warrants that (a) it has full power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder; (b) this Agreement has been duly executed and delivered by it, and this Agreement constitutes, assuming the due authorization, execution and delivery thereof by each of the other parties to this Agreement, the legal, valid and binding obligation of such company, enforceable against it in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally, and
(ii) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); (c) the execution and delivery of this Agreement by it and performance of its obligations hereunder will not conflict with or result in a breach, default (or an event which, with notice or lapse of time or both, would constitute a default) or violation of any of the terms, provisions or conditions of any agreement, document or instrument, or any judgment, decree, court order, statute, regulation, ordinance or law to which it is subject; provided, however, that the winding up and liquidation of the Liquidating Companies will be subject to shareholder approval in accordance with the Act; and (d) no permit, authorization, consent or approval of, or filing with or notification to, any court or public body or authority or expiration of any governmentally imposed waiting period, and no authorization, consent, or approval of, or release by, any other third party, is necessary for the execution and delivery of this Agreement and the consummation by it or any of the other Liquidating Companies of the actions contemplated by this Agreement and the performance of its obligations hereunder.

     4.2 Interim Period Covenants. With respect to the period commencing on the Commutation Closing Date and ending on the date that the transactions described in Sections 1.5 through 1.7 hereof are consummated, it is hereby agreed as follows:

     (a) All capitalized terms used but not defined in this Section 4.2 shall have the respective meanings given to them in the Letter of Credit Agreement (the "LOC Agreement") dated as of January 27, 1998, as amended, among Oracle, the financial institutions signatory thereto and the Agent, as Administrative Agent.

     (b) DI and Oracle shall, notwithstanding the termination of the LOC Agreement on the Commutation Closing Date, be bound by and observe the covenants contained in Sections 6.4 through 6.11, Section 7.1, Sections 7.3 through 7.5, Sections 7.7 through 7.10, and Sections 7.17 through 7.24 of the LOC Agreement (as to DI, in each case, as if such covenants by their terms applied directly to DI, except that nothing therein shall be in any way construed to limit or restrict the performance by DI of its obligations hereunder), each of which covenants, inclusive of the applicable definitions and other provisions of the LOC Agreement utilized or referenced therein, is incorporated herein by reference.

     4.3 Winding Up and Liquidation. DI shall take or cause to be taken all actions within its control that may be necessary or appropriate to facilitate the winding up and liquidation of the Liquidating Companies in an expeditious manner, including but not limited to the seeking of all requisite shareholder approvals.

                                    ARTICLE V

                              CONDITIONS TO CLOSING


     5.1 Closings. (a) A closing with respect to the transactions contemplated by Sections 1.1 through 1.4 hereof (the "Commutation Closing" and the date and time thereof being the "Commutation Closing Date") will be held as soon as reasonably practicable after the conditions set forth in Sections 5.2 through
5.5 hereof shall have been satisfied or waived with respect to such transactions.

     (b) A closing (the "Final Closing" and the date and time thereof being the "Closing Date") with respect to the transactions contemplated by Sections 1.5 through 1.7 hereof will be held on the later of the Winding Up Completion Date or the date upon which the conditions set forth in Sections 5.2 through 5.5 hereof shall have been satisfied or waived with respect to such transactions. For purposes hereof, the "Winding Up Completion Date" shall be the date on which all necessary actions have been taken so as to permit liquidating distributions to be made to the members of DI pursuant to the Act.

     5.2 Conditions to Each Party's Obligations. The obligation of each party hereto to consummate the transactions contemplated by this Agreement on the Commutation Closing Date and the Final Closing Date (collectively, the "Closing Dates"), as applicable, is subject to the satisfaction or waiver on or prior to such date of the following condition:

     (a) No Injunctions or Restraints. No material judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction (collectively, "Governmental Authorities") or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereby, and any approvals of shareholders and of Governmental Authorities required to be obtained by such party in connection with such transactions shall have been obtained.

     5.3 Conditions to Obligations of the DFG Companies. The obligations of the DFG Companies to consummate the transactions contemplated by this Agreement are further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Trust and the DI Companies set forth herein shall be true and correct in all respects as of the date of this Agreement and at and as of each Closing Date as if made at and as of such time.

     (b) Performance of Other Parties' Obligations. Each of the Trust and the DI Companies shall have performed all obligations required to be performed by them under this Agreement at or prior to such Closing Date.

     5.4 Conditions to Obligations of the Trust. The obligation of the Trust to consummate the transactions contemplated by this Agreement is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the DFG Companies and the DI Companies set forth herein shall be true and correct in all respects as of the date of this Agreement and at and as of the Final Closing Date as if made at and as of such time.

     (b) Performance of Other Parties' Obligations. Each of the DFG Companies and the DI Companies shall have performed all obligations required to be performed by them under this Agreement at or prior to the Final Closing Date.

     5.5 Conditions to Other Parties' Obligations. The obligations of the DI Companies to consummate the transactions contemplated by this Agreement are further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the DFG Companies and the Trust, respectively, set forth herein shall be true and correct in all respects as of the date of this Agreement and at and as of each Closing Date as if made at and as of such time.

     (b) Performance of Other Parties' Obligations. Each of the DFG Companies and the Trust, respectively, shall have performed all obligations required to be performed by them under this Agreement at or prior to the applicable Closing Date.

                                   ARTICLE VI

                                  MISCELLANEOUS


     6.1 Notices. (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address, as follows: (i) if to DFG, 1105 North Market Street, Suite 1230, Wilmington, Delaware 19801, facsimile number (302) 427-7663, attention: Vice President and Treasurer, with a copy to Delphi Capital Management, Inc., 153 East 53rd Street, Suite 4900, New York, New York 10022, facsimile number (212) 838-7598, attention: Chad W. Coulter, Vice President and General Counsel; (ii) if to SNCC, 2043 Woodland Parkway, Suite 200, St. Louis, Missouri 63146, facsimile number:

(314) 995-6817, attention: Duane Hercules, Executive Vice President; (iii) if to RSL, 2001 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103, facsimile number: (267) 256-3556, attention: Thomas Burghart, Vice President and Treasurer; (iv) if to the Trust, c/o Interfiducia Trust Reg., Aeulestrasse 74, Post FL9490, Vaduz, Liechtenstein, facsimile number 011 41 75 232 4343, attention: Trustee; (v) if to DI, 3rd Floor, Chevron House, 11 Church Street, Hamilton HM 11, Bermuda, facsimile number: (441) 292-3877, attention: Colin O'Connor, President; and (vi) if to Oracle, 3rd Floor, Chevron House, 11 Church Street, Hamilton HM 11, Bermuda, facsimile number: (441) 292-3877, attention:
Colin O'Connor, President.

     (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile (with receipt confirmed); and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery postage pre-paid or billed to sender.

     6.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.3 Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties affected thereby.

     6.5 Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the non-assigning parties.

     6.6 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

     6.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement.

     6.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby

     IN WITNESS WHEREOF, the parties hereto have caused this Commutation, Prepayment and Redemption Agreement to be duly executed as of the day and year first above written.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE FOLLOWS.]

                           DELPHI FINANCIAL GROUP, INC.


                           By:      ________________________________
                                    Name:
                                    Title:



                           SAFETY NATIONAL CASUALTY
                                    CORPORATION


                           By:      ________________________________
                                    Name:
                                    Title:



                           RELIANCE STANDARD LIFE INSURANCE COMPANY


                           By:      ________________________________
                                    Name:
                                    Title:



                           Y.M. KING TRUST
                           By:      Interfiducia Trust Reg.,
                                    as Trustee


                           By:      ________________________________
                                    Name:
                                    Title:



                           DELPHI INTERNATIONAL LTD.


                           By:      ________________________________
                                    Name:
                                    Title:

                           ORACLE REINSURANCE COMPANY LTD.


                           By:      ________________________________
                                    Name:
                                    Title:

                                                                         Annex B


              APPROVAL OF RESOLUTIONS TO EFFECT THE LIQUIDATION OF
                            DELPHI INTERNATIONAL LTD.
                          (Item 2 of Notice of Meeting)


     The Board recommends the adoption of the following resolution.

RESOLVED:

     (1) THAT Delphi International Ltd. be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981;

     (2) THAT Colin O'Connor be appointed Liquidator for the purposes of such winding-up, such appointment to be effective forthwith;

     (3) THAT the Liquidatior be and is hereby authorized to distribute the surplus assets to the shareholders in accordance with Section 225 of the Bermuda Companies Act 1981;

     (4) THAT the Liquidator be and he is hereby authorized to appoint Attorneys-in-Fact to act on his behalf in his absence from Bermuda;

     (5) THAT the Liquidator be remunerated for all work reasonably and properly carried out in the winding-up of Delphi International Ltd. together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the liquidation including, but not limited to, professional fees.

     The adoption of the foregoing resolution requires the affirmative vote of a majority of the voting power of the voting common shares in Delphi International Ltd. present in person or represented by proxy at the meeting.

                                                                         Annex C


                  APPROVAL OF ACTIONS TO LIQUIDATE SUBSIDIARIES
                          (Item 3 of Notice of Meeting)

     In accordance with the bye-laws of Delphi International Ltd. ("DI"), with respect to any matter required to be submitted to a vote of shareholders of a subsidiary (as that term is defined in the bye-laws), DI is required to submit a proposal relating to such matter to the shareholders of DI who will vote at a general meeting with respect to such matter in accordance with the bye-laws and the shareholders of DI shall be entitled to all of the voting rights with respect to the shares of the subsidiary. For these purposes, DI has two subsidiaries, namely Oracle Reinsurance Company Ltd. ("Oracle Reinsurance") and O.R. Investments Ltd. ("O.R. Investments").

     Shareholder approval is being sought to authorize any one director of DI to execute unanimous written consents of the shareholders of Oracle Reinsurance and O.R. Investments relating to their respective annual statutory meetings as follows:

     In the case of Oracle Reinsurance, the unanimous written consent will contain one resolution as follows.

     (1) THAT Oracle Reinsurance be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981;

     (2) THAT Colin O'Connor be appointed Liquidator for the purposes of such winding up, such appointment to be effective forthwith;

     (3) THAT the Liquidatior be and is hereby authorized to distribute the surplus assets to the shareholders in accordance with Section 225 of the Bermuda Companies Act 1981;

     (4) THAT the Liquidator be and he is hereby authorized to appoint Attorneys-in-Fact to act on his behalf in his absence from Bermuda;

     (5) THAT the Liquidator be remunerated for all work reasonably and properly carried out in the winding-up of Oracle Reinsurance together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the liquidation including, but not limited to, professional fees.

     In the case of O.R. Investments, the unanimous written consent will also contain one resolution as follows.

RESOLVED:

     (1) THAT O.R. Investments be wound up voluntarily pursuant to the provisions of the Bermuda Companies Act 1981;

     (2) THAT Colin O'Connor be appointed Liquidator for the purposes of such winding-up, such appointment to be effective forthwith;

     (3) THAT the Liquidatior be and is hereby authorized to distribute the surplus assets to the shareholders in accordance with Section 225 of the Bermuda Companies Act 1981;

     (4) THAT the Liquidator be and he is hereby authorized to appoint Attorneys-in-Fact to act on his behalf in his absence from Bermuda;

     (5) THAT the Liquidator be remunerated for all work reasonably and properly carried out in the winding-up of O.R. Investments together with reasonable out-of-pocket expenses and proper disbursements incurred in connection with the liquidation including, but not limited to, professional fees.

     Approval of the actions of the subsidiaries as outlined above and for the execution by any one director of DI of the unanimous written consents of both Oracle Reinsurance and O.R. Investments as aforesaid requires the affirmative vote of a majority of the voting power of the voting common shares of DI present in person or represented by proxy at the meeting.

                            DELPHI INTERNATIONAL LTD.


     Dear Shareholder,

     Please take note of the important information enclosed with this Proxy. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage-paid envelope.

     Your vote must be received prior to the Special General Meeting of Shareholders to be held on January 8, 2002.

     All instruments appointing proxies to be used at the meeting must be deposited at the offices of DI's transfer agent, First Union National Bank,
Attn: Proxy Department, Shareholder Services Group, 1525 West W.T. Harris Blvd. --3C3, Charlotte, NC 28288-1153, U.S.A. or with the Secretary of DI at DI's offices at 11 Church Street, Hamilton, Bermuda HM11, not later than 5:00 p.m. Bermuda time on January 4, 2002.

     Thank you in advance for your prompt consideration of these matters.

     Sincerely,

                  Delphi International Ltd.

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------


                            DELPHI INTERNATIONAL LTD.


     The undersigned shareholder hereby appoints Colin O'Connor as attorney or proxy, with full power of substitution, and hereby authorizes him to represent and vote in the manner designated on the reverse side of this card (or, if no designation is made, as provided below), all of the Common Shares of Delphi International Ltd. (the "Company") held of record by the undersigned at the close of business on December 14, 2001 at the Special General Meeting of Shareholders to be held on January 8, 2002 at 9:30 a.m., or any adjournments or postponements thereof.

     The undersigned acknowledges receipt of the Company's Notice of Special General Meeting of Shareholders and Proxy Statement, dated December 18, 2001, and grants authority to said proxy or his substitutes and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead.

     This Proxy is solicited on behalf of the Board of Directors of the Company and, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposal 1, Proposal 2 and Proposal 3.

                                    Signed:
                                    Signed:

                                        Please sign exactly as your name(s)
                                        appear(s) hereon. Joint owners should
                                        each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign and, where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

                                        Dated:

                                        IMPORTANT: Please mark, sign and date
                                        this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------


1. Ratification of the Commutation, Prepayment and Redemption Agreement entered into by the Company and Oracle Reinsurance Company Ltd. on September 14, 2001.

     / /     For                  / /   Against                / / Abstain

2.   Adoption of resolutions to effect the liquidation of the Company.

     / /     For                  / /   Against                / / Abstain

3. Adoption of proposals to be considered by the Company, as the holder of all outstanding voting common shares of Oracle Reinsurance Company Ltd. and O.R. Investments Ltd., to effect the liquidation of the Oracle Reinsurance Company Ltd. and O.R. Investments Ltd.

     / /     For                  / /   Against                / / Abstain

4. To transact such other business as properly comes before the meeting or any adjournment thereof.


     / /     For                  / /   Against                / / Abstain



                                      -2-